Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Net Income of $1.3 Million for FY 2022

East Rutherford, NJ – June 17, 2022 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $1,309,738, or $0.30 per basic share and $0.26 per diluted share on revenues of $12.9 million for the 2022 fiscal year ended March 31, 2022.

Highlights include:

●	Revenues for the fiscal year ended March 31, 2022, increased $1.4 million, or 12%, versus the prior fiscal year.

●	Gross margins for the 2022 fiscal year were 44.6%, or a 3.3 percentage point improvement over the prior fiscal year.

●	Operating expenses increased by $120K year-over-year, with the increase primarily due to profit sharing accruals.

●	Operating income increased to $937K as compared to 73K in the prior fiscal year.

●	Net Income improved to $1.3 million ($0.30 per basic share), compared to $600K in the prior fiscal year.

●	Cash balances improved to $7 million, compared to $5.5 million at the start of the fiscal year.

●	Working capital at fiscal year-end improved to $3.7 million versus $3.2 million in the prior fiscal year.

●	Net worth improved to $6.2 million compared to $5.2 million at the start of the fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “Despite ongoing supply chain interruptions, TIC was able to improve revenues and profitably and substantially strengthen its balance sheet in the last fiscal year. The fourth quarter was adversely impacted by parts shortages due to vendor lead times doubling and tripling in some cases. This disruption has continued in the first quarter of fiscal year 2023. We have been ordering additional components from our vendors to mitigate the impact of extended lead times and we expect the supply disruptions to lessen in the second quarter of the current fiscal year. The positive news is that we are in a strong financial position to weather these supply chain issues. We are also excited by the positive initial reception we have seen from customers on the SDR/OMNI test set. We have scheduled product demonstrations with both Boeing and Airbus and our international distributors are starting to place orders for demo units. Initial SDR/OMNI production deliveries are expected to commence in the second quarter of this fiscal year. We believe that this will be a strong competitor in both commercial and military avionic and communication test set markets. The Lockheed Martin F-35 MADL development program had a successful Test Readiness Review (“TRR”) in May and the product is now in environmental and EMI/EMC qualification testing. This contract will generate non-recurring engineering (“NRE”) revenues over the next few quarters and is expected to generate ongoing production revenues in the $600K range. We are in final negotiations with the U.S. Navy on a “mid-life” update of our CRAFT test sets. This should entail NRE revenue over the next two years and significant production revenues starting 24 months after contract award.

With respect to the Aeroflex litigation, the status of the appeal has not changed even though employees have returned to the Kansas Judicial Center. Aeroflex filed a motion earlier this year with the Appeals Court to substantially increase the bond amount from the $2 million existing amount. We have filed a strong counter to this motion and expect it to be denied. Despite requests for a scheduling conference, no information has been received back from the court. The accrued interest on the judgment amount continues to be a drag on our financial results but we continue to believe that we have a strong case that justifies continuing the appeal process.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Balance Sheets

ASSETS	March 31, 2022	March 31, 2021
Current assets:
Cash	$4,949,690	$3,485,275
Accounts receivable, net of allowance for doubtful accounts of $7,425 and $7,500, respectively	1,049,040	1,933,321
Inventories, net	2,820,497	3,437,989
Restricted cash to support appeal bond	2,011,050	2,011,050
Prepaid expenses and other current assets	244,040	263,067
Total current assets	11,074,317	11,130,702

Equipment and leasehold improvements, net	115,338	200,769
Operating lease right-of-use assets	1,720,921	1,922,805
Deferred tax asset, net	2,499,587	2,675,040
Other assets	35,109	35,110

Total assets	$15,445,272	$15,964,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Operating lease liabilities – current portion	$194,370	$201,883
Accounts payable	406,489	906,149
Deferred revenues – current portion	119,835	150,709
Accrued expenses - vacation pay, payroll and payroll withholdings	410,538	457,232
Accrued legal damages	6,097,273	5,889,023
Accrued expenses – other	174,145	365,975
Total current liabilities	7,402,650	7,970,971

Operating lease liabilities – long-term	1,526,551	1,720,921
Long term debt-PPP	-	722,577
Deferred revenues – long-term	289,071	332,428

Total liabilities	9,218,272	10,746,897

Commitments and contingencies

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,695,998	3,695,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,147,367	1,147,367
Common stock, 7,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	7,018,353	7,318,620
Accumulated deficit	(5,960,304)	(7,270,042)

Total stockholders’ equity	6,227,000	5,217,529

Total liabilities and stockholders’ equity	$15,445,272	$15,964,426

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Statements of Operations

	For the years ended March 31,
	2022	2021

Net sales	$12,932,790	$11,582,520

Cost of sales	7,167,450	6,800,021

Gross margin	5,765,340	4,782,499

Operating expenses:
Selling, general and administrative	2,250,576	2,165,190
Litigation expenses	29,479	248,004
Engineering, research, and development	2,548,626	2,295,901

Total operating expenses	4,828,681	4,709,095

Income from operations	936,659	73,404

Other income (expense):
Interest income	3,951	7,483
Forgiveness of PPP loan	722,577	722,577
Interest expense	-	(29,779)
Interest expense – judgment	(208,250)	(231,474)
Other income, net	30,254	30,819

Total other income	548,532	499,626

Income before income taxes	1,485,191	573,030

Provision (benefit) for income taxes	175,453	(27,027)

Net income	1,309,738	600,057

Preferred dividends	(320,000)	(320,000)

Net income attributable to common shareholders	$989,738	$280,057

Basic income per common share	$0.30	$0.09
Diluted income per common share	$0.26	$0.12

Weighted average number of shares outstanding
Basic	3,255,887	3,255,887
Diluted	5,095,665	5,073,165